ATHERSYS REPORTS FIRST QUARTER 2021 RESULTS
Management to host conference call at 4:30 pm EDT today
CLEVELAND, Ohio, May 6, 2021 — Athersys, Inc. (NASDAQ: ATHX) announced today its financial results for the three months ended March 31, 2021 and provided a corporate update.
“Since our recent call, we remain on track with respect to our operating plans.” stated Mr. William (B.J.) Lehmann, Jr., Interim Chief Executive Officer of Athersys. “We look forward to important progress during the remaining course of the year, including expected top-line results from the TREASURE and ONE-BRIDGE studies in Japan.”

“Additionally, we remain focused on important priorities for the year, which include advancing our MASTERS-2 study and other clinical programs, supporting our partner, Healios, as it prepares for important regulatory applications, and in further developing our commercial manufacturing processes and planning,” added Mr. Lehmann.

Highlights of the first quarter of 2021 and recent events include:

•Announcement by our Japanese partner, HEALIOS K.K. (Healios), of the completion of patient enrollment in the ONE-BRIDGE study evaluating the safety and efficacy of MultiStem® (invimestrocel) cell therapy for the treatment of pneumonia-induced acute respiratory distress syndrome (ARDS) and COVID-induced ARDS;
•Reached a cooperation agreement with Healios to resolve the legal matter between its CEO and Athersys Board member, Dr. Kagimoto, and the Company, and initiated negotiations to address open matters important to continued development, regulatory progress and successful commercialization in Japan following approval;
•Recognized net loss of $26.5 million, or $0.13 net loss per share, for the quarter ended March 31, 2021; and
•Ended the first quarter with $64.2 million of cash and cash equivalents.

“We believe that we are well positioned to advance our MultiStem programs over this year and further develop the capabilities important to longer term commercial success,” concluded Mr. Lehmann.

First Quarter Results

There were no revenues for the three months ended March 31, 2021 and March 31, 2020, respectively. Our collaboration revenues currently fluctuate from period to period based on the delivery of goods and services under our arrangement with Healios.
Research and development expenses increased to $17.5 million for the three months ended March 31, 2021 from $12.1 million for the comparable period in 2020. The $5.4 million net increase is primarily associated with increases in clinical trial and manufacturing process development costs of $4.3 million, personnel costs of $0.7 million and stock compensation costs of $0.4 million. Our clinical development, clinical manufacturing and manufacturing process development expenses vary over time based on the timing and stage of clinical trials underway, manufacturing campaigns for clinical trials and manufacturing process development projects.
General and administrative expenses increased to $8.8 million for the three months ended March 31, 2021 compared to $3.5 million in the comparable period in 2020. The $5.3 million increase was primarily related to legal expenses incurred in connection with the complaint filed by Dr. Kagimoto against the Company, its settlement, and the expenses associated with Dr. Van Bokkelen’s resignation and his separation letter agreement, including $2.3 million of non-cash stock compensation expense.
Net loss for the first quarter of 2021 was $26.5 million compared to a net loss of $15.6 million in the first quarter of 2020. The difference primarily results from the above variances.
During the three months ended March 31, 2021, net cash used in operating activities was $17.1 million compared to $12.1 million in the three months ended March 31, 2020. At March 31, 2021, we had $64.2 million in cash and cash equivalents, compared to $51.5 million at December 31, 2020.

Conference Call
William (B.J.) Lehmann, Jr., Interim Chief Executive Officer, Ivor Macleod, Chief Financial Officer, John Harrington, Executive Vice President and Chief Scientific Officer and Karen Hunady, Director of Corporate Communications and Investor Relations will host a conference call today to review the results as follows:

Date	May 6, 2021
Time	4:30 p.m. (Eastern Time)
Live webcast registration	www.athersys.com under the Investors section
Phone registration	http://www.directeventreg.com/registration/event/4548767

We encourage shareholders to listen using the webcast link above. If you would like to dial in using the phone to ask a question, please register for the conference call ahead of time using the call registration link above. Once registered, you will receive the toll-free number, a direct entry passcode and a registrant ID.
On May 7th at 12:00 PM EDT, a replay of the event will be available on the webcast link at www.athersys.com under the investors' section. Shareholders may also call in for on-demand listening on May 7th at 12:00 PM EDT until 11:59 PM Eastern Time on May 12, 2021, by dialing (800) 585-8367 or (416) 621-4642 and entering the conference code 4548767.

About Athersys
Athersys is a biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product, initially for disease indications in the neurological, inflammatory and immune, cardiovascular, and other critical care indications and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and a broad network of collaborations to further advance the MultiStem cell therapy toward commercialization. More information is available at www.athersys.com. Follow Athersys on Twitter at www.twitter.com/athersys.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. The following risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements: our ability to raise capital to fund our operations, including but not limited to, our ability to access our traditional financing sources on the same or reasonably similar terms as were available to us before the COVID-19 pandemic; the timing and nature of results from MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial evaluating the administration of MultiStem for the treatment of ischemic stroke, and the Healios TREASURE and ONE-BRIDGE clinical trials in Japan evaluating the treatment in stroke and ARDS patients, respectively; the success of our MACOVIA clinical trial evaluating the administration of MultiStem for the treatment of COVID-19 induced ARDS, and the MATRICS-1 clinical trial being conducted with The University of Texas Health Science Center at Houston evaluating the treatment of patients with serious traumatic injuries; the impact of the COVID-19 pandemic on our ability to complete planned or ongoing clinical trials; the possibility that the COVID-19 pandemic could delay clinical site initiation, clinical trial enrollment, regulatory review and potential receipt of regulatory approvals, payments of milestones under our license agreements and commercialization of one or more of our product candidates, if approved; the availability of product sufficient to meet commercial demand shortly following any approval, such as in the case of accelerated approval for the treatment of COVID-19 induced ARDS; the impact on our business, results of operations and financial condition from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of infectious disease in the United States; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials of our product candidates; the impact of the COVID-19 pandemic on the production capabilities of our contract manufacturing partners and our MultiStem trial supply chain; the possibility of delays, work stoppages or interruptions in manufacturing by third parties or us, such as due to material supply constraints, contamination, operational restrictions due to COVID-19 or other public health emergencies, labor constraints, regulatory issues or other factors which could negatively impact our trials and the trials of our collaborators; uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for neurological, inflammatory and immune, cardiovascular and other critical care indications; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies; the success of our efforts to enter into new strategic partnerships and advance our programs, including, without limitation, in North America, Europe and Japan; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; the success of our competitors and the emergence of new competitors; and the risks mentioned elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 under Item 1A, “Risk Factors” and our other filings with the SEC. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Ivor Macleod
Chief Financial Officer
Tel: (216) 431-9900
ir@athersys.com
Karen Hunady
Director of Corporate Communications & Investor Relations
Tel: (216) 431-9900
khunady@athersys.com
David Schull
Russo Partners, LLC
Tel: (212) 845-4271 or (858) 717-2310
David.schull@russopartnersllc.com
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$64,223	$51,546
Accounts receivable from Healios	89	89
Prepaid expenses, deposits and other	4,969	4,924
Property and equipment, net	3,025	3,155
Total assets	$72,306	$59,714
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other	$26,654	$21,381
Accounts payable to Healios	1,705	1,705
Deferred revenue - Healios	65	65
Advance from Healios	5,201	5,201
Total stockholders' equity	38,681	31,362
Total liabilities and stockholders' equity	$72,306	$59,714

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2021	2020
Revenues
Total revenues	—	—
Costs and expenses
Research and development	17,508	12,095
General and administrative	8,837	3,474
Depreciation	244	190
Total costs and expenses	26,589	15,759
Loss from operations	(26,589)	(15,759)
Other income, net	121	115
Net loss and comprehensive loss	$(26,468)	$(15,644)
Net loss per share, basic and diluted	$(0.13)	$(0.10)
Weighted average shares outstanding, basic and diluted	208,192	162,715